Manning & Napier Fund, Inc. 485BPOS

Exhibit 99 (n)(1)(a)

AMENDED & RESTATED SCHEDULE A to
MANNING & NAPIER FUND, INC.
Amended and Restated Rule 18f-3 Multiple Class Plan
May 20, 2025

FUND	SHARE CLASS
	S	I	K	R	L	R6	Z	A	W
Callodine Equity Income Series	X	X					X
Core Bond Series	X	X					X		X
Credit Series	X	X					X		X
Disciplined Value Series	X	X					X		X
Diversified Tax Exempt Series								X	X
Equity Series	X								X
High Yield Bond Series	X	X					X		X
Overseas Series	X	X					X		X
Pro-Blend Conservative Term Series	X	X		X	X		X		X
Pro-Blend Moderate Term Series	X	X		X	X		X		X
Pro-Blend Extended Term Series	X	X		X	X		X		X
Pro-Blend Maximum Term Series	X	X		X	X		X		X
Rainier International Discovery Series	X	X					X		X
Systematic High Yield Bond Series	X	X					X		X
Unconstrained Bond Series	X	X					X		X